October  28,  1999

James  A.  Harris
U.S.  Aggregates,  Inc.
400-4  College  Avenue
Clemson,  SC  29631

Dear  Jim,

This letter is intended to act as an agreement between U.S. Aggregates, Inc. and me concerning my engagement over the next several years. It is based on a conversation in Birmingham on October 26th with you and Morris. Please disregard my letters of September 16 and October 6 on this same subject. I am asking that you on behalf of the Company agree as follows:

From October 1, 1999, through December 31, 2000, my retainer will be $20,000 per month. From this amount I will be expected to bear all expenses of my office.
The  Company  will  bear  my  travel  expenses.

Commencing immediately I will prepare the firm of Baker, Donelson, Bearman, & Caldwell, and particularly Louann Smith to become the chief legal representative of the Company, including working with you and Morris, and Michael as well as supervising those various attorneys representing the Company throughout the country.

During the first week of December, 2000, you and I will review the progress made in this respect as well as my continuing role on behalf of the Company. It is our expectation that beyond the end of 2000, I will continue to advise and counsel you and the Company, but in a manner altered by the activities of Louann and Baker Donelson.

At that time, my retainer may be altered for the year 2001 to reflect the change in my status. During the first week of December, 2001, you and I will have a similar conversation concerning the year 2002, which at the present time I expect to be my last active year with the Company.

In the event I am terminated by the Company prior to December 31, 2002, without cause or as a result of my death or disability, the Company shall pay to me or my estate an amount equal to my annual retainer as established on January 1, 2000, for a period of two years following the date of such termination, payable monthly.

On November 1, 1999, I will submit a statement for services rendered to USAI during the IPO in the amount of $100,000.

This represents my understanding of our agreement which will allow me to continue my commitment to the Company. I look forward to this extension of our long relationship.

Sincerely,

/s/  Hobart  Richey

Hobart  Richey



I  agree



/s/  James  A.  Harris
----------------------
James  A.  Harris,  CEO
U.S.  Aggregates,  Inc.